Exhibit 5
Legal Department			       John W. Holleran
1111 W. Jefferson Street		Senior Vice President and
P.O. Box 50				           General Counsel
Boise, Idaho 83728-0001
208/384-7704
Fax: 208/384-4912
John_Holleran@bc.com

July 17, 1998

Securities and Exchange Commission
Attention:  Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

Subject:	 Common Stock Issuable Under the Boise Cascade Corporation 1984
          Key Executive Stock Option Plan

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of Boise Cascade Corporation, a Delaware corporation. In that capacity, I represent the Company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8. The Registration Statement relates to the registration of 1,500,000 shares of the company's common stock to be issued under the 1984 Key Executive Stock Option Plan (the "KESOP"). I reviewed originals (or copies) of certified or otherwise satisfactorily identified documents, corporate and other records, certificates, and papers as I deemed it necessary to examine for the purpose of this opinion.

Based on the foregoing, it is my opinion that shares of common stock which are issued upon the exercise of stock options under the KESOP will, when sold, be validly issued, fully paid, and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the references to me therein under the heading "Interests of Named Experts and Counsel." In giving this consent, however, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/John W. Holleran

John W. Holleran